Exhibit 10.54

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”), dated as of November 17, 2004, is between Dynegy Power Marketing, Inc., a Texas corporation whose address is 1000 Louisiana, Suite 5800, Houston, Texas 77002-5050 (“Assignor”), and Constellation Energy Commodities Group, Inc., a Delaware corporation whose address is 111 Market Place, Suite 500, Baltimore, MD 21202 (“Assignee”) (individually a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, Assignor and LSP-Kendall Energy, LLC (“Seller”) are parties to the “Power Purchase Agreement” originally between LSP-Kendall Energy, LLC and Assignor (f/k/a Electric Clearinghouse, Inc.), entered into on February 25, 1999, as amended from time to time (the “Assigned Contract”); and

WHEREAS, Assignee wishes to acquire certain rights of Assignor under the Assigned Contract for a certain period of time, and Assignor wishes to assign such rights under the Assigned Contract for such period of time to Assignee; and

WHEREAS, terms used herein which are not defined shall have the meaning ascribed to them in the Assigned Contract.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Effective Date/Conditions Precedent. The Parties agree that the “Effective Date” of this Agreement shall be deemed to be the first day on which all of the following conditions precedent are met: (i) execution of this Agreement by both Parties; (ii) the Consent to Assignment Agreement between Dynegy Power Marketing, Inc., Constellation Energy Commodities Group, Inc. and LSP-Kendall Energy, LLC substantially in the form of Exhibit A hereto (the “Consent Agreement”) is executed by all parties thereto; (iii) if applicable, Assignor shall have performed its obligations under Section 3; (iv) the Confirmation between the Parties regarding a sale by Assignee to Assignor of PJM Capacity Credits for December 2004 is executed by both Parties; (v) the receipt of the release described in Section 9(a) and the issuance of the guaranties described in Sections 2(c) and 9(b); and (vi) execution by each Party of a certificate, in the form attached as Exhibit B, certifying as to the accuracy of the representations and warranties of such Party set forth in Section 10 as of the Effective Date.

2.	Assignment/Assumption. Effective as of the Effective Date, Assignor hereby sells, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under as Purchaser under the Assigned Contract (except for the right to file a reactive power tariff at FERC and receive any reactive power revenues and/or rights associated with the Assigned Contract) to the extent arising out of the period commencing on the Effective Date through and including November 30, 2008 (the “Assignment Period”). In consideration for the Assignment Payment, Assignee expressly accepts the assignment set forth in the preceding sentence for the relevant Assignment Period and hereby assumes all of Assignor’s liabilities, obligations, taxes and contractual commitments as Purchaser under and/or pertaining to the Assigned Contracts (except for any reactive power revenues and/or rights associated with the Assigned Contract) to the extent arising out of such Assignment Period.

Notwithstanding the preceding paragraph:

(a)	the Parties agree that any payments, Energy or other benefits (howsoever defined) or liabilities in connection with the Assigned Contract to the extent occurring during or arising out of a period of time either before or after the Assignment Period shall be for the account of, and promptly delivered to or satisfied by, as applicable, Assignor, even if such payments, Energy or other benefit are made or delivered for whatever reason during the Assignment Period; and

(b)	the Parties agree that any payments, Energy or other benefits (howsoever defined) or liabilities in connection with the Assigned Contract to the extent occurring during or arising out of the Assignment Period shall be for the account of, and promptly delivered to or satisfied by, as applicable, Assignee, even if such payments, Energy or other benefit are made or delivered for whatever reason during a period of time either before or after the Assignment Period; and

(c)	although Assignor will retain the legal right to file a reactive power tariff at FERC and receive any “reactive power revenues and/or rights” which occur during or arise out of the Assignment Period in connection with the Assigned Contract, Assignor shall request that PJM Interconnection, LLC (“PJM”) direct all reactive power revenue payments (“Reactive Power Payments”) which occur during or arise out of the Assignment Period in connection with the Assigned Contract to an account specified by Assignee (or if for any reason PJM does not make such payments directly to Assignee, Assignor shall receive such payments and then promptly transfer them to Assignee). Once the Assignment Period has expired or the Assigned Agreement has been terminated prior to the expiration thereof, following presentation to Assignor of all documentation requested by Assignor to verify the amount of Reactive Power Payments received by Assignee, Assignor shall pay to Assignee the difference between the Reactive Power Amount (as defined below) and the amount of Reactive Power Payments actually received by Assignee during the Assignment Period or during the term of the Power Purchase Agreement, dated as of the date hereof, between Assignor and Assignee (the “Back-to-Back PPA”), such deficiency amount to be termed the “Reactive Power Deficiency”. The Reactive Power Deficiency shall be payable by Assignor within ten (10) Business Days of Assignor’s receipt of Assignee’s invoice therefor. On the Effective Date, Assignor shall provide a guaranty substantially in the form set forth in Exhibit C hereto in the amount of $3,500,000 to guarantee Assignor’s payment obligation under this Section 2(c).

The Reactive Power Amount shall be equal the product of (A) Three Million, Five Hundred Thousand Dollars ($3,500,000) and (B) a fraction, the numerator of which is the number of months from and including December, 2004 up to and including the month in which the Assignment Period ends or the month in which the early termination of the Assigned Agreement occurs, as applicable, and the denominator of which is forty-eight (48).

Further, the Parties agree that notwithstanding the provisions of this Section, the expiration of the Assignment Period or termination of this Agreement, the Reactive Power Deficiency may be adjusted (upwards or downwards) by the amount of any adjustments made by PJM to the calculation of reactive power revenues and/or rights which occur during or arise out of the Assignment Period within twelve months after the expiry of the Assignment Period. Any amounts payable by a Party as a result of such adjustment shall be paid by the Party who owes it within ten (10) Business Days of such Party’s receipt of the other Party’s invoice therefor.

3.	Responsibility for Prior Events of Default. Assignor shall promptly cure any Event of Default of Assignor under the Assigned Agreement which occurs during or arises out of the period of time before the Assignment Period. If either Party becomes aware of such an Event of Default prior to the Effective Date, Assignor shall cure such Event of Default prior to the Effective Date. Subject to Section 14, Assignor agrees to indemnify and hold harmless Assignee from and against any loss, damage, cost or expense in connection with such an Event of Default.

4.	Event of Default.

(a)	The Parties agree that should Assignee as Purchaser under the Assigned Contract commit any of the enumerated Events of Default referenced in Section 18.1(b) of the Assigned Contract, the allocation of the liabilities of the Parties for damages arising out of the termination of the Assigned Contract shall be as set forth in Section 5 of the Consent Agreement. The Parties agree that the form of Consent Agreement attached as Exhibit A sets forth a reasonable allocation of such damages.

(b)	The Parties agree that should Seller under the Assigned Contract commit any of the enumerated Events of Default referenced in Section 18.1(a) of the Assigned Contract during or arising out of the Assignment Period, Assignor shall have the exclusive right to elect whether to terminate the Assigned Contract pursuant to Section 18.3 thereof and take the actions and exercise the remedies set forth therein; provided, however, Assignor recognizes that until Assignor elects to terminate the Assigned Contract, Assignee may decide to withhold payments to Seller, and, in such event, Assignee agrees that it shall be exclusively liable to Seller with respect to such action of withholding payment. In accordance with Section 8(a) of this Agreement, Assignee shall indemnify Assignor against any loss, damage, cost or expense directly incurred in connection with Assignee’s decision to withhold payment to Seller. Other than as set forth in the immediately preceding sentence, both Parties agree that, notwithstanding Section 8 of this Agreement, neither Assignor nor Assignee shall have any liability to the other as a result of the termination of the Assigned Contract pursuant to Section 18.3.

(c)	In the event that Assignee, as Purchaser under the Assigned Contract, has the right to terminate the Assigned Contract pursuant to Section 17.3(a) thereof, the Parties shall attempt to mutually agree as to whether such termination right should be exercised. If the Parties are unable to agree within thirty (30) Days after such right of termination arose, Assignor shall have the exclusive right to elect whether to terminate the Assigned Contract pursuant to Section 17.3(a) thereof. Both Parties agree that notwithstanding Section 8 of this Agreement, neither Assignor nor Assignee shall have any liability to the other as a result of the termination of the Assigned Contract pursuant to Section 17.3(a).

5.	Modifications to the Assigned Contract. Each Party (the “Amending Party”) acknowledges and agrees that without the other Party’s prior written consent, the Amending Party shall have no right to agree to or otherwise enter into any amendment or modification to the Assigned Contract as Purchaser with Seller which would materially adversely affect the rights and obligations of such other Party under the Assigned Contract, whether arising out of the Assignment Period or not. Any such attempted amendment or modification made without the prior written consent of such other Party shall be considered null and void, and the Amending Party agrees, subject to Section 14, to indemnify and hold harmless such other Party from and against any loss, damage, cost or expense in connection with any unauthorized amendment or modification to the Assigned Contract. Each Party may amend or modify the Assigned Contract to the extent such amendment or modification is not otherwise prohibited by this Section 5 and the other Party agrees to execute any such amendment or modification.

6.	Cooperation. The Parties agree to cooperate and use reasonable efforts to mutually agree upon any decision on the sale of Actual Contract Capacity which affects the rights and obligations of both Parties under the Assigned Contract, provided that if the Parties cannot reach an agreement, then each Party will retain its individual rights under the Assigned Contract as set forth in Section 2 (a) and (b).

7.	No Agency/PJM.

(a)	This Agreement does not establish a partnership, agency, joint venture or similar relationship, nor does it obligate any Party to enter into such a relationship. Furthermore, other than as set forth in this Agreement, Assignee shall have no authority to commit Assignor to any action or obligations under the Assigned Contract and Assignor shall have no authority to commit Assignee to any action or obligations under the Assigned Contract. Assignee agrees that in the event that it takes any action by virtue of its role under the Assigned Contract arising out of the Assignment Period that places or purports to place an obligation on Assignor (other than an action agreed upon by the Parties pursuant to Section 6), Assignee shall, subject to Section 14, indemnify Assignor for any costs that Assignor incurs as a result of such obligation.

(b)	Assignee agrees that it shall not represent to PJM that it has authority to act pursuant to the Assigned Contract for the period of time occurring before or after the Assignment Period. Assignor agrees that it shall not represent to PJM that it has authority to act pursuant to the Assigned Contract during or arising out of the Assignment Period.

8.	Indemnification.

(a)	Except as set forth in Sections 4(a) and 5, Assignee acknowledges and agrees that Assignor is relieved from all liability for any matters referenced herein where Assignee has expressly accepted responsibility or which pertains to the Assigned Contract and occurs during or arises out of the Assignment Period, and Assignee agrees, subject to Section 14, to indemnify and hold harmless Assignor from and against any loss, damage, cost or expense in connection with the acceptance of such liability or to the extent such loss, damage, cost or expense occurs during or arises out of the Assignment Period with respect to the Assigned Contract.

(b)	Except as set forth in Section 5, Assignor acknowledges and agrees that Assignee is relieved from all liability for any matters referenced herein where Assignor has expressly accepted responsibility or which pertains to the Assigned Contract and occurs during or arises out of the period in time which is either before or after the Assignment Period, and Assignor agrees, subject to Section 14, to indemnify and hold harmless Assignee from and against any loss, damage, cost or expense in connection with the acceptance of such liability or to the extent such loss, damage, cost or expense occurs during or arises out of the period of time either before or after the Assignment Period with respect to the Assigned Contract.

9.	Credit Requirements.

(a)	It is understood and agreed by the Parties that the assignment of the Assigned Contract is subject to and conditioned upon the temporary release of the Guaranty Agreement issued by Dynegy, Inc. in favor of Seller as of February 25, 1999, as may have been amended from time to time, for any obligations of Purchaser to the extent occurring during or arising out of the Assignment Period with respect to the Assigned Contract (the “Dynegy Guaranty”). The release of the Dynegy Guaranty shall be for the Assignment Period only and once the Assignment Period expires, the Dynegy Guaranty shall be considered to be in full force and effect.

(b)	It is understood and agreed by the Parties that the assignment of the Assigned Contract is subject to and conditioned upon Assignee causing Constellation Energy Group, Inc. to issue a guarantee of payment (substantially in the form attached to the Consent Agreement or in such other form as Seller and Assignee may agree) in favor of Seller in order to guarantee the payment obligations of Assignee as Purchaser to the extent occurring during or arising out of the Assignment Period with respect to the Assigned Contract.

10.	Representations and Warranties. Each Party makes the following representations and warranties on the date hereof:

(a)

Assignor hereby represents and warrants to Assignee that: (i) all necessary approvals and/or consents for Assignor’s assignment of the Assigned Contract for the Assignment Period have been obtained; (ii) the execution, delivery and performance by Assignor of this Agreement (a) is within Assignor’s power and (b) has been duly authorized by all necessary action on its part; and (iii) in connection with the negotiation of and the entering into this Agreement and the assignment of the Assigned Contract: (a) it is not relying upon any representations (whether written or oral) of Assignee other than the representations expressly set forth in this Agreement; (b) Assignee has not given to it (directly or indirectly through any other person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement or the Assigned Contract; (c) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, divestment or hedging decisions relating to the Assigned Contract based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by Assignee; and (d) it is entering into this Agreement with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks.

(b)	Assignor further represents and warrants to Assignee that:

(i) Attached hereto as Exhibit D is a true and complete copy of the Assigned Contract, which has not been amended to date, which has not been rescinded and which is in full force and effect as of the date hereof.

(ii) As of the Effective Date, Assignor will hold good and valid title to all of its contractual rights in the Assigned Agreement, free and clear of any and all liens and encumbrances.

(iii) To Assignor’s knowledge and except as previously disclosed to Assignee in writing, there does not exist under the Assigned Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Assignor or Seller. Assignor neither has received any notice nor has any knowledge of any claim alleging any such violation, breach or default. There are no suits, actions, claims, complaints, litigation, investigations or legal or administrative or arbitration proceedings pending or threatened, whether at law or in equity, before or by any federal, foreign, state, local or other Governmental Agency which would reasonably be likely to materially affect this Agreement or the Assigned Contract or any other agreements, documents and instruments to be executed in connection herewith. There are no judgments, decrees, injunctions, rulings, awards or orders of any Governmental Agency against Assignor or any of its affiliates relating to or affecting this Agreement, the Assigned Contract or any other agreements, documents and instruments to be executed in connection herewith. There have been no material violations of any Laws by Assignor with respect to or affecting the Assigned Contract. For the purposes of this Section 10(b)(iii), (i) “Assignor’s knowledge” means the knowledge, after reasonable inquiry, of Alec Dreyer, President of Assignor, Lisa Krueger, Vice President of Assignor, Eric Watts, Vice President of Assignor, Shannon Brown, Asset Manager, Commercial Operations (Northeast) for Assignor’s affiliate Dynegy Marketing and Trade (“DMT”), Byron Pollard, Asset Manager, Commercial Operations (Southeast/Texas) for DMT, and Robert Nelson, Director of Asset Management, Commercial Operations (Midwest) for DMT, and (ii) “reasonable inquiry” means that such individuals have reviewed the internal files of Assignor and its affiliates relating to the Assigned Contract and have made inquiries to those persons whom they believe are reasonably likely to have pertinent knowledge in connection with the Assigned Contract.

(iv) Assignor has provided to Assignee all billing data, data on Scheduled Maintenance Outages relevant to the Assignment Period, invoices and contract information in its possession which (i) relates to the Assigned Contract (such provided material being defined herein as the “Provided Material”) and (ii) has been requested in writing by Assignee. The Provided Material is accurate and complete in all material respects. To Assignor’s knowledge, none of the representations made by Assignor in this Agreement, nor any agreement or other document furnished or required to be furnished to Assignee pursuant hereto, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances in which they were made. For the purposes of this Section 10(b)(iv), (i) “Assignor’s knowledge” means the knowledge, after reasonable inquiry, of Alec Dreyer, Lisa Krueger, Eric Watts, Shannon Brown, Byron Pollard and Robert Nelson, and (ii) “reasonable inquiry” means that such individuals have reviewed the internal files of Assignor and its affiliates relating to the Assigned Contract and have made inquiries to those persons whom they believe are reasonably likely to have pertinent knowledge in connection with the Assigned Contract.

(v) The Assigned Contract is a valid and binding agreement of Assignor, enforceable against it in accordance with its terms and, to Assignor’s knowledge, is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except where enforceability may be limited or otherwise impacted by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies.

(c)	Assignee hereby represents and warrants to Assignor that: (i) all necessary approvals and/or consents for Assignee’s assumption of the Assigned Contract for the Assignment Period have been obtained; (ii) the execution, delivery and performance by Assignee of this Agreement (a) is within Assignee’s power and (b) has been duly authorized by all necessary action on its part; (iii) in connection with the negotiation of and the entering into this Agreement and the assumption of the Assigned Contract for the Assignment Period: (a) it is not relying upon any representations (whether written or oral) of Assignor other than the representations expressly set forth in this Agreement; (b) Assignor has not given to it (directly or indirectly through any other person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement or the Assigned Contract; (c) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, acquisition or hedging decisions relating to the Assigned Contract based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by Assignor; (d) it is entering into this Agreement with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks; and (e) the Agreement is a valid and binding agreement of Assignee, enforceable against it in accordance with its terms except where enforceability may be limited or otherwise impacted by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies.

11.	Confidentiality.

(a)	Prior to the dissemination of the initial public disclosure of this Agreement and the transactions contemplated therein, the Parties shall mutually agree upon the text of such disclosure.

(b)	Except as described in Section 11(a) above, neither Party shall disclose, unless authorized in writing by the other Party, the terms of this Agreement, including the fees paid, to a third party (other than the Party’s affiliates or its lenders, counselors, accountants or rating agencies who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule or to obtain transmission, distribution, ancillary or other regulated services; provided, that the disclosing Party provide the non-disclosing Party as much advance notice of such public disclosure as is practicable under the circumstances. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek in connection with, this confidentiality obligation; provided a breach of this Section shall not give rise to a right to suspend or terminate this Agreement. Once the terms contained in this Agreement become generally available to the public as a result of the Parties’ actions in conformity with the provisions of Sections 11(a) and (b), the prohibitions on disclosure contemplated by this Section 11(b) shall have no further force and effect.

12.	Governing Law/Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the choice-of-law principles thereof other than Section 5-1401 of the New York General Obligations Law. Any judicial proceeding brought against any Party hereto with respect to this Agreement shall be brought in the United States District Court for the Southern District of New York, or the Supreme Court of the State of New York, New York County and any appellate court from any thereof, irrespective of where such Party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the Parties hereto hereby consents to the exclusive jurisdiction of such courts and waives any defense or opposition to such jurisdiction. Each Party hereto expressly waives any right to a jury trial and agrees that any court proceeding shall be tried as a bench trial only.

13.	Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the Parties, and their respective permitted successors and assigns. Any assignment by either party shall not act as a novation or release of such party’s obligations under this Agreement, unless such a novation or release is agreed to in writing by the other Party, and in the absence of such agreement such assigning party shall continue to be primarily liable for such obligations. Either Party hereto shall have the right to assign this Agreement to an affiliate without the necessity of obtaining the other Party’s consent thereto. Any assignment of this Agreement shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any attempted assignment in violation of this Section shall be void.

14.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES IN TORT, CONTRACT UNDER ANY INDEMNITY PROVISION OR OTHERWISE. UNLESS EXPRESSLY PROVIDED HEREIN, THE LIMITATIONS HEREIN IMPOSED SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SOLE, JOINT, CONCURRENT, OR ACTIVE OR PASSIVE.

15.	Termination. This Agreement shall be deemed to have been automatically terminated without further action by either of the Parties upon any termination of the Back-to-Back PPA (other than as a result of the conditions precedent in Section 1 being satisfied).

16	Entirety. Except for the Consent Agreement, this Agreement embodies the entire agreement between the Parties hereto with respect to the subject matter hereof and supercedes all prior agreements, arrangements, discussions and undertakings among the Parties (whether oral or written) with respect to the subject matter hereof.

17.	Execution by Facsimile; Counterparts. This Agreement may be executed by facsimile which shall be fully effective as an original. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed by the Parties hereto effective as of the Effective Date.

Dynegy Power Marketing, Inc.

By:	/s/ Alec G. Dreyer
Name:	Alec Dreyer
Title:	President

Constellation Energy Commodities Group, Inc.

By:	/s/ Thomas V. Brooks
Name:
Title: